Exhibit 99.1

April 27, 2016

A. O. Smith reports record sales, strong growth in net earnings

Milwaukee, Wis.—Water technology company A. O. Smith Corporation (NYSE-AOS) today announced record first quarter net earnings of $73.5 million or $.83 per share on record first quarter sales of $636.9 million. First quarter 2015 net earnings were $58.4 million or $.65 per share.

Sales in the quarter ended March 31 grew approximately three percent compared with sales of $618.5 million during the same period in 2015. Sales increased approximately five percent when adjusted for the impact from the stronger U.S. dollar against the Canadian and Chinese currencies.

“We achieved earnings growth of 26 percent in the first quarter despite lower U.S. residential water heater volumes than a year ago,” noted Ajita G. Rajendra, chairman and chief executive officer. “Lower volumes were primarily due to a pre-buy in the first quarter of 2015 ahead of an April 2015 price increase.”

“China growth remained strong with sales up 17 percent in local currency during the first quarter, thanks to increased sales of water heating, water treatment and air purifier products,” observed Rajendra.

North America segment

First quarter sales for the North America segment, which includes U.S. and Canadian water heaters and boilers, declined modestly to $423.9 million compared with first quarter 2015 sales of $429.2 million. Higher prices in the U.S. and Canada for residential and commercial water heaters, as well as higher boiler sales were more than offset by lower volumes of residential and commercial water heaters in the U.S.

Segment operating earnings of $91.9 million were nearly 30 percent higher than the $71.2 million earned in the first quarter last year. Higher prices in the U.S. and Canada and lower material costs contributed to the significantly improved segment performance. The impact to profits from lower residential and commercial water heater volumes in the U.S. and approximately $3 million of incremental costs associated with the ERP implementation partially offset these favorable factors. As a result, first quarter 2016 operating margin was 21.7 percent, which was higher than the first quarter 2015 operating margin of 16.6 percent.

Rest of World segment

Sales of this segment, which is primarily comprised of China, Europe and India, increased approximately 11 percent in the first quarter of 2016 to $217.4 million from $195.9 million in the year ago quarter. Continued strong customer demand for the company’s premium water heating and water treatment products, and seasonal demand for air purifier products, drove China sales 17 percent higher as measured in local currency and over 12 percent higher as measured in U.S. dollars.

Operating earnings for this segment were $26.9 million compared with $26.2 million earned in the 2015 first quarter. The impact to profits from higher China sales was partially offset by higher selling, general and administrative (SG&A) expenses in China, as well as a larger loss in India. Segment operating earnings were reduced by approximately $1.5 million due to China currency translation. Higher selling costs to support expansion in tier 2 and 3 cities and the e-commerce platform in China, as well as higher development costs associated with new products including expansion of the company’s air purification product portfolio in China, were the primary drivers of higher segment SG&A expenses. As a result of these factors, first quarter 2016 operating margin of 12.4 percent was lower than the 13.4 percent operating margin in 2015.

Share Repurchase and Other Items

During the first quarter of 2016, the company repurchased approximately 430,000 shares of common stock at a total cost of $30.5 million. Approximately 2.15 million shares remained on the existing discretionary authority at the end of the quarter. Due to lower than originally forecasted capital spending in 2016, the company increased its aggregate expected 2016 share repurchase spending from $150 million to $175 million.

Total debt as of March 31, 2016, was $287.3 million, resulting in leverage of 16.3 percent as measured by the ratio of total debt to total capital. Cash and investments, located outside the U.S., totaled $640.8 million at the end of the quarter.

The company’s effective income tax rate in the first quarter of 2016 was 29.0 percent. The rate was similar to the prior year quarter and lower than the company’s previously disclosed effective tax rate guidance for the full year 2016 of 30.5 to 31.0 percent, due to the early adoption of a new accounting standard for share-based compensation. The lower effective tax rate compared with previous guidance benefitted first quarter 2016 results by $0.02 per share. The company expects its full year effective tax rate will be approximately 30.5 percent.

2016 Outlook

“Our outlook for 2016 remains optimistic, and we expect to achieve strong annual sales growth,” commented Rajendra. “In the U.S., we believe our Lochinvar branded product portfolio will continue to grow at 10 percent annually in 2016. We anticipate our China sales will increase 15 percent in local currency in 2016.”

“With solid performance in the first quarter, we upgraded the midpoint of our 2016 guidance range and now expect full-year 2016 earnings per share to be between $3.47 and $3.55. We will continue to live our values, focus on the customer, hire and retain the best people, and continue to innovate to achieve profitable growth,” concluded Rajendra.

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: a further slowdown in the growth rate of the Chinese economy; potential weakening in the high efficiency boiler segment in the U.S.; significant volatility in raw material prices; inability to implement or maintain pricing actions; potential weakening in U.S. residential or commercial construction or instability in the company’s replacement markets; uncertain costs, savings and timeframes associated with the implementation of the new enterprise resource planning system; foreign currency fluctuations; the ability to execute the company’s acquisition strategy; competitive pressures on the company’s businesses; and adverse general economic conditions and capital market deterioration. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, as well as a manufacturer of water treatment products. For more information visit www.aosmith.com.

A. O. SMITH CORPORATION

Statement of Earnings

(condensed consolidated financial statements -

dollars in millions, except share data)

(unaudited)

	Three Months Ended March 31,
	2016	2015
Net sales	$636.9	$618.5
Cost of products sold	374.2	389.3

Gross profit	262.7	229.2
Selling, general and administrative expenses	159.4	147.2
Interest expense	1.7	1.9
Other income	(2.0)	(2.7)

Earnings before provision for income taxes	103.6	82.8
Provision for income taxes	30.1	24.4

Net earnings	$73.5	$58.4

Diluted earnings per share of common stock	$0.83	$0.65

Average common shares outstanding (000’s omitted)	88,905	90,167

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited)
	March 31, 2016	December 31, 2015
ASSETS:
Cash and cash equivalents	$305.5	$323.6
Marketable securities	335.3	321.6
Receivables	506.9	501.4
Inventories	230.2	222.9
Other current assets	48.0	45.9

Total Current Assets	1,425.9	1,415.4
Net property, plant and equipment	450.6	442.7
Goodwill and other intangibles	711.9	711.9
Other assets	62.2	59.2

Total Assets	$2,650.6	$2,629.2

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$389.0	$424.9
Accrued payroll and benefits	55.5	81.6
Accrued liabilities	99.1	90.1
Product warranties	45.2	43.7
Debt due within one year	13.2	12.9

Total Current Liabilities	602.0	653.2
Long-term debt	274.1	236.1
Pension liabilities	128.4	134.2
Other liabilities	167.6	163.4
Stockholders’ equity	1,478.5	1,442.3

Total Liabilities and Stockholders’ Equity	$2,650.6	$2,629.2

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Three Months Ended
	March 31,
	2016	2015
Operating Activities
Net earnings	$73.5	$58.4
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	16.2	15.6
Pension income	(1.7)	—
Stock based compensation expense	5.1	5.7
Loss on disposal of assets	—	0.1
Net changes in operating assets and liabilities:
Current assets and liabilities	(69.7)	(68.0)
Noncurrent assets and liabilities	3.3	(12.0)

Cash Provided by (Used in) Operating Activities - continuing operations	26.7	(0.2)
Cash Used in Operating Activities - discontinued operations	(0.2)	(0.2)

Cash Provided by (Used in) Operating Activities	26.5	(0.4)
Investing Activities
Capital expenditures	(19.4)	(14.9)
Investment in marketable securities	(143.5)	(121.9)
Net proceeds from sale of marketable securities	132.4	54.0

Cash Used in Investing Activities	(30.5)	(82.8)
Financing Activities
Term debt incurred	—	75.0
Debt incurred	37.4	6.9
Common stock repurchases	(30.5)	(20.7)
Net proceeds from stock option activity	0.2	3.8
Dividends paid	(21.2)	(17.1)

Cash (Used In) Provided by Financing Activities	(14.1)	47.9

Net decrease in cash and cash equivalents	(18.1)	(35.3)
Cash and cash equivalents - beginning of period	323.6	319.4

Cash and Cash Equivalents - End of Period	$305.5	$284.1

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months Ended
	March 31,
	2016	2015
Net sales
North America	$423.9	$429.2
Rest of World	217.4	195.9
Inter-segment sales	(4.4)	(6.6)

	$636.9	$618.5

Earnings
North America	$91.9	$71.2
Rest of World	26.9	26.2
Inter-segment earnings elimination	(0.1)	—

	118.7	97.4
Corporate expense	(13.4)	(12.7)
Interest expense	(1.7)	(1.9)

Earnings before income taxes	103.6	82.8
Tax provision	30.1	24.4

Net earnings	$73.5	$58.4